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                                                                   EXHIBIT 11.1

                               CYTYC CORPORATION

        STATEMENT OF COMPUTATION OF WEIGHTED AVERAGE SHARES OUTSTANDING

                                                  FOR THE YEARS ENDED DECEMBER
                                                               31,
                                                 -------------------------------
                                                   1994       1995       1996
                                                 --------- ---------- ----------
Weighted average Series A-1 Convertible
 Preferred Stock outstanding during the period,
 assuming conversion to Common Stock...........    519,360  2,399,573        --
Weighted average Series B-1 Convertible
 Preferred Stock outstanding during the period,
 assuming conversion to Common Stock(1)........  3,569,370  3,569,370        --
Weighted average Series C-1 Convertible
 Preferred Stock outstanding during the period,
 assuming conversion to Common Stock(2)........  3,809,383  3,809,383        --
Weighted average Common Stock outstanding
 during the period(3)..........................    273,803    308,106 12,981,637
Net share issuable upon exercise of stock
 options granted subsequent to January 15,
 1995(2).......................................    782,274    782,274        --
                                                 --------- ---------- ----------
                                                 8,954,190 10,868,706 12,981,637
                                                 ========= ========== ==========

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(1) All outstanding shares of Series B-1 Convertible Preferred Stock are assumed to have been converted into shares of Common Stock at the time of issuance of the four prior series of Convertible Preferred Stock, which automatically converted into Series B-1 Convertible Preferred Stock in 1995.
(2) Common Stock equivalents issued and stock options granted during the twelve-month period immediately prior to the filing of the initial public offering have been included as outstanding for all periods presented prior to the initial public offering using the treasury-stock method and the public offering price.
(3) In March, 1996, the Company sold, through an initial public offering, 3,000,000 shares of its Common Stock at $16 per share. All shares of the Company's Convertible Preferred Stock were automatically converted into 9,778,326 shares of Common Stock at the time of the initial public offering and are assumed to be issued Common Stock as of January 1, 1996. Additionally, on April 4, 1996, the Underwriters of the Company's initial public offering exercised their over-allotment option in full to purchase an additional 450,000 shares of the Company's Common Stock at $16 per share.